Exhibit 23

Independent Accountant’s Consent

The Board of Directors

  Hayes Lemmerz International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-08079) of our report dated June 23, 2000, with respect to the financial statements of Hayes Lemmerz International, Inc. Retirement Savings Plan for the year ended December 31, 1999 included in this Annual Report on Form 11-K.

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Detroit, Michigan

June 28, 2000